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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated this lst day of January, 2002 (the "Agreement"), between Heidrick & Struggles International, Inc., a Delaware corporation, and any successor (the "Employer") and Piers Marmion (the "Employee"). The parties hereby agree, as follows:

     1. Employment. The Employer shall employ the Employee as Chairman and
Chief Executive Officer and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by
Section 3 hereof (the "Employment Period"). The Employee shall report to the Board of Directors of the Employer (the "Board"). The Employee's duties and responsibilities shall be such duties and responsibilities as are consistent with the position of Chairman and Chief Executive Officer of the Employer. The Employee shall devote substantially all of his business time and attention to the performance of his duties and responsibilities hereunder.

        If the Employee determines that it is advisable in connection with the performance of his duties pursuant to Section 1 of this Agreement, he may elect to relocate to the United States together with his spouse and children with such financial assistance as may be deemed appropriate by the Compensation Committee of the Board for the Chief Executive Officer. The Employee shall not make this election after the second anniversary of the date of this Agreement without the consent of the Employer.

     2. Compensation.

        (a) Annual Base Salary. The Employer shall pay the Employee, pursuant to the Employer's normal and customary payroll procedures, a base salary of $650,000 per annum (the "Annual Base Salary").

        (b) Annual Bonus. In addition to the Annual Base Salary, during the Employment Period, the Employee may receive an annual bonus (the "Annual Bonus"), based on the achievement of performance objectives, which shall be determined by the Compensation Committee of the Board.

        (c) Incentive Compensation; Benefit Plans. Commencing in January 2002, the Employee shall participate in the Employer's Annual Bonus Plan, Performance Share Plan, Management Stock Option Plan, Change in Control Severance Plan, Deferred Compensation Plan and the Severance Plan. In addition, during the Employment Period, (i) the Employee shall be entitled to participate in all other savings and retirement plans, practices, policies and programs of the Employer which are made available generally to other employees of the

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Employer; provided, however, that the Employee shall be entitled to participate in bonus, incentive compensation or stock-based plans and programs only to the extent determined by the Compensation Committee of the Board; and (ii) the Employee and/or the Employee's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Employer (including, without limitation, vacation, medical, prescription, dental, disability, life insurance, group life insurance, accidental death and travel accident insurance plans and programs, together the "Benefit Plans") which are made available generally to other employees of the Employer.

         The Employer shall contribute to the Employee's Inland Revenue approved personal pension plan up to the maximum cap allowable under Inland Revenue Rules. The Employee will be eligible to join the Employer's scheme which currently provides life insurance coverage of four times basic salary subject to the Plan's rules together with permanent health insurance including earnings related sick pay in case of long term sickness and disability and this may require the Employee to have a medical examination.

         The Employee will be eligible to become a member of the Employer's scheme providing medical insurance coverage for the Employee and his family through BUPA. The premiums are currently paid by the Employer and this represents a taxable benefit to the Employee. The Employee and his family will also be eligible for medical insurance coverage in the United States through Heidrick & Struggles, Inc.'s employee plans.

         The terms of the Employer's insurance schemes shall be at the Employer's discretion and the schemes are subject to modification and/or termination at the Employer's discretion.

         All payments under the permanent health insurance scheme ("PHI Scheme") will be subject to such deductions as may be required by law and also a sum equivalent to any employer's national insurance contributions which are payable by the Employer in respect of any payment under the PHI Scheme. Where payments are made under the PHI Scheme, all other benefits provided to or in respect of Employee by the Employer will cease immediately (if they have not done so already) except those benefits for which the Employer receives, from the insurer under the PHI Scheme, reimbursement in full of the total cost to the Employer of the benefit.

         (d) Sign-on Loan. The Employer shall forgive the outstanding aggregate principal amount ((pound)1,053,881) of the loans made to the Employee pursuant to the Employee's employment agreement, dated July 7, 2000, on December 31, 2004, subject to the next sentence.

         The Employee shall pay the outstanding principal amounts of the loans on the date his employment terminates if (i) the Employee resigns from the Employer's employ prior to December 31, 2004, except for Good Reason (as defined below), or (ii) if the Employer terminates his employment for Cause.

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     3.  Employment Period.

      The Employment Period shall commence on January 1, 2002 (the "Effective Date"), and shall end on the day preceding the third anniversary of the Effective Date. Notwithstanding the foregoing, the Employee's employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events:

        (a) Death. The Employee's employment hereunder shall terminate immediately upon his death.

        (b) Disability. The Employer may terminate the Employee's employment hereunder for "Disability," which shall mean (i) a physical or mental incapacity of the Employee which entitles the Employee to benefits under the long-term disability plan applicable to the Employee and maintained by the Employer; or
(ii) in the event that no such long-term disability plan is maintained by the Employer, the Employee has been unable to perform his duties hereunder for a period of 180 days within any twelve-month period as a result of the Employee's incapacity due to physical or mental illness.

        (c) Cause. The Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean
(i) fraud, or the embezzlement or misappropriation of funds or property of the Employer or any of its affiliates by the Employee, the conviction of, or the entrance of a plea of guilty or nolo contendere by the Employee, to a felony, or a crime involving moral turpitude; (ii) neglect, misconduct or willful malfeasance by the Employee which is materially injurious to the Employer or any of its affiliates; or (iii) willful failure or refusal to perform the Employee's duties, or a willful, material breach of contract. If, subsequent to the Employee's termination of services hereunder for other than Cause, it is discovered that the Employee's services could have been terminated for Cause, the Employee's services shall, at the election of the Employer, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

        (d) Good Reason. The Employee may terminate his employment hereunder for Good Reason (and such termination shall be treated as if it were a termination by the Employer without Cause, and not a voluntary termination by the Employee). "Good Reason" shall mean the occurrence of any of the following events during the Employment Period:

         (i) The assignment to the Employee of any duties materially inconsistent with, or the reduction of powers, responsibilities or functions associated with, the Employee's positions and status with the Employer, or any removal of the Employee from, or any failure to reelect the Employee to, membership on the Board and Chief Executive Officer with the Employer, except in connection with the termination of the Employee's employment by the Employer for Cause or on account

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                  of Disability pursuant to the terms of this Agreement;

            (ii) A reduction by the Employer of the Annual Base Salary except in connection with the termination of the Employee's employment by the Employer for Cause or on account of Disability pursuant to the terms of this Agreement;

            (iii) The failure by the Employer to pay the Employee
                  any portion of his current compensation, or any portion of his compensation deferred under any plan, agreement or arrangement of or with the Employer within seven (7) days of the date such compensation is due.

            Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Employer within 30 days after receipt of written notice thereof given by the Employee shall not constitute Good Reason.

        (e) Without Cause. The Employer may terminate the Employee's employment hereunder without Cause.

        (f) Without Good Reason. The Employee may terminate his employment hereunder without Good Reason, provided that the Employee provides the Employer with notice of his intent to terminate his employment without Good Reason at least six (6) months in advance of the Date of Termination; provided, however, that the Employer may treat such notice as a resignation and accept it prior to the expiration of six (6) months at the Employer's sole discretion.

     4. Expense Reimbursement. During the Employment Period, the Employer shall reimburse the Employee for all reasonable business expenses including, without limitation, the reasonable use of a car and driver for business purposes, upon the presentation of statements of such expenses in accordance with the Employer's policies and procedures now in force or as such policies and procedures may be modified with respect to all employees of the Employer. The Employer shall pay or reimburse the Employee for business class travel and accommodation expenses for his spouse and children at times the Employee is required to be away from home for up to six round trips for his spouse and three round trips for his children per year.

     5. Termination Payments.

        A. In the event of termination of the Employee's employment during the Employment Period:

            (i)  by the Employer without Cause (pursuant to Section 3(e));

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            (ii)  by the Employee for Good Reason (pursuant to Section 3(d)); or

            (iii) on the day prior to the third anniversary of the Effective
                  Date (and not prior thereto) and no renewal of the Employment Period has taken place as of such date by amendment of this Agreement or pursuant to a new agreement between the Employer and the Employee then, the Employee shall be entitled to the following payments:

            (a) Annual Base Salary through the Date of Termination (to the extent not paid) within 10 days following the Date of Termination;

            (b) Earned but unpaid Annual Bonus in respect of the year ended prior to the Date of Termination;

            (c) A pro rata portion of his target Annual Bonus based upon the number of months worked in the year in which the Date of Termination occurs;

            (d)   Severance pay pursuant to the Severance Plan;

            (e) Amounts under the terms of Benefits Plans in which he is a participant under the terms thereof; and

            (f)   Unreimbursed expenses under Section 4 of this Agreement

         B. The Employee shall not be entitled to any further payments or benefits under this Agreement in respect of any termination of the Employee's employment during the Employment Period by the Employer without Cause (pursuant to Section 3(e)) or by the Employee for Good Reason (pursuant to Section 3(d)) or for expiration without renewal (pursuant to this Section 5A(iii)). The payments and benefits provided in this Section 5A(a), (b), (c) and (d) are subject to and conditioned upon the Employee's compliance with the restrictive covenants provided in Section 7 and shall be subject to and conditioned upon the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its successors, assigns, affiliates, employees, officers and directors.

         C. If the Employee's employment is terminated during the Employment Period by the Employer for Cause, by the Employee without Good Reason, or as a result of the Employee's death or Disability pursuant to Sections 3(c), 3(f), 3(a) and 3(b), respectively, the Employer shall pay the amounts referred to in
Section 5A(a) , (b), (c) and (d) to the Employee (or the Employee's estate or legal representative in the event of the Employee's death) within thirty (30) days following the Date of Termination and the Employee shall not be entitled to any further payments or benefits under this Agreement.

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         6. Non-Exclusivity of Rights. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any Benefit Plan or other employee benefit plan, policy, practice or program of the Employer shall be payable in accordance with such Benefit Plan or other employee benefit plan, policy, practice or program as the case may be, except as explicitly modified by this Agreement.

         7. Confidentiality of Information; Duty of Non-Disclosure; Non-Competition; Non-Solicitation.

            (a) Confidential Information; Duty of Non-Disclosure. The Employee's employment under this Agreement necessarily involves his access to and understanding of certain trade secrets and confidential information pertaining to the business of the Employer and its affiliates. During the Employment Period and thereafter, he will not, directly or indirectly, without the prior written consent of the Employer, disclose or use for the benefit of any person, corporation or other entity, or for himself any and all files, trade secrets or other confidential information concerning the internal affairs of the Employer or its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of the Employee's breach of this Section 7(a)). Notwithstanding the foregoing, the Employee may disclose such information as is required by law during any legal proceeding or to the Employee's personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, the Employee shall inform them of his obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, the Employee shall not, directly or indirectly, remove or retain, without the express prior written consent of the Employer, and upon termination of employment for any reason shall return to the Employer, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Employer and its affiliates or obtained as a result of his employment.

            (b) Non-Competition. During the Employment Period and for a period of six (6) months after the termination of the Employee's employment with the Employer, the Employee shall not work for or provide services to a principal competitor of the Employer and its affiliates in a substantially similar function as the Employee held with the Employer during the two-year period prior to the Employee's termination of employment with the Employer.

            (c) Non-Solicitation. During the Employment Period and for a period of one (1) year after the termination of the Employee's employment with the Employer, the Employee shall not: (i) work on the account of any client of the Employer and its affiliates with whom such Employee had a direct relationship or as to which the Employee had a significant supervisory responsibility or otherwise was significantly involved at any time during the two (2) years prior to such termination; (ii) hire, solicit for hire, or assist any other person in soliciting or hiring any

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employment candidate with whom the Employee has had contact while at the
Employer during the two (2) years prior to such termination; or (iii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Employer and its affiliates (as of the Employee's termination of employment) or any person who, as of such date, was in the process of being recruited by the Employer and its affiliates, or induce any such employee to terminate his or her employment with the Employer and its affiliates.

            (d) Remedies. The parties hereto hereby agree that it is impossible to measure in money the damages which will accrue to the Employer by reason of a failure by the Employee to perform any of his obligations under this Section 7 and the Employee acknowledges that such obligations are a material condition to the Employer's decision to enter into this Agreement. Accordingly, if the Employer institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employee hereby waives the claim or defense that the Employer has an adequate remedy at law, and the Employee shall not urge in any such action or proceeding the defense that any such remedy exists at law. The restrictive covenants in this Section 7 are in addition to any rights the Employer may have in law or at equity or under any other agreement. In the event that a court of competent jurisdiction finds the Employee to be in violation of the provisions of Sections 7(b) or 7(c), the non-competition and/or non-solicitation period shall be extended by the period of time during which such court found the Employee to have been in such violation. The foregoing shall not prejudice the Employer's right to require the Employee to account for and pay over to the Employer any profit obtained by the Employee as a result of any transaction constituting a breach of this Section 7.

            (e) Survival of Covenants. This Section 7 shall survive the termination of the Employment Period.

            8. Arbitration. Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or Employee's employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against officers, directors, employees or agents of the Employer) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in New York, New York, in accordance with the American Arbitration Association's Employment Dispute Resolution Rules (the "Rules"). Arbitration shall be the parties' exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in New York, New York with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction.

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            Employee and the Employer hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. Employee and the Employer each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

            In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys' fees and costs associated with or arising from such arbitration or other proceeding.

         9. Miscellaneous.

            (a) Notices. Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand, or three (3) days after being mailed, postage prepaid, registered with return receipt requested, addressed as follows.

                      If to the Employer:

                      Heidrick & Struggles, Inc.
                      233 South Wacker Drive
                      Suite 4200
                      Chicago, Illinois 60606-6303
                      Attention:  Chief Legal Officer

                      If to the Employee:

                      Piers Marmion
                      Copse Stile House
                      Spring Lane, Aston Tirrold
                      Didcot, Oxon OX11 9EJ
                      United Kingdom

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

            (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the Employee's employment. The Employee expressly acknowledges that no promises or commitments have been made to him that are not set forth in this Agreement. This Agreement expressly supersedes the Agreement, dated July 7, 2000, between the Employer and the Employee and shall be of no further force and effect.

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            (c) Modification or Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

            (d) Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employer or by the Employee.

            (e) Severability. Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

            (f) Tax Withholding. The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

            (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            (i) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                            Heidrick & Struggles International, Inc.

                            By: /s/ Stephanie W. Abramson
                               ---------------------------
                            Name: Stephanie W. Abramson
                            Title: Chief Legal Officer

                                   /s/ Piers Marmion
                                   ---------------------------
                                   Piers Marmion


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